Exhibit 99.1
WPT Enterprises, Inc. Appoints Scott Friedman as Chief
Financial Officer
- WPTE also completes sale of investment in PokerTek, Inc.
LOS ANGELES, September 25, 2006 — WPT Enterprises, Inc. (NASDAQ:WPTE) today announced that Scott A. Friedman, its Vice President of Finance and Corporate Controller, has been named Chief Financial Officer replacing W. Todd Steele, who has accepted a position with a private equity firm. Mr. Friedman joined WPTE in 2004 from Sony Pictures Entertainment where he served as Controller of Sony Pictures Digital. He previously spent five years in finance positions of increasing responsibility at The Walt Disney Company. Mr. Friedman began his career at Arthur Andersen and is a Certified Public Accountant. Mr. Steele will remain with the Company through October 20, 2006, to ensure a smooth transition.
“Scott has been a valuable member of our team since we took WPTE public and has been instrumental in helping grow the business over the last few years,” said Steve Lipscomb, Founder and Chief Executive Officer of WPTE. “Todd has been a strong member of our management team, and we wish him well in his new endeavor. WPTE has become a fundamentally strong organization, with bench strength across our financial operations. As a result, we were able to promote from within, allowing us to seamlessly transition as we continue to grow our businesses and build shareholder value.”
The Company also announced that, pursuant to a Stock Purchase Agreement dated September 8, 2006 with Aristocrat International Pty. Limited (“Aristocrat”), it had sold its remaining equity interest in PokerTek, Inc., consisting of 450,000 shares of PokerTek’s common stock. The transaction closed on September 19, 2006, and the Company expects to recognize a gain on the sale of the investment of approximately $4.5 million in the third quarter of 2006.
Steve Lipscomb commented, “We are pleased with the value that we have generated for our shareholders through our investment in PokerTek. We believe this is a good example of leveraging our brand and position in the poker marketplace to create successful partnerships. We expect to utilize the proceeds from the stock sale to further build our core media and online gaming businesses.”

About WPT Enterprises, Inc.
WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and in more than 150 markets globally. With the WPT in its fifth season, WPTE has launched a second series on the Travel Channel, the Professional Poker Tour™, which focuses on the play of poker’s leading stars. WPT also operates a real-money online gaming website, www.wptonline.com, which prohibits wagers from players in the U.S. and other restricted jurisdictions. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO). Photos and media information can be found online at: www.worldpokertour.com/media

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE’s online gaming business, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding industry growth and WPTE’s business strategy. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; difficulty of predicting the growth of our online casino business, which is a relatively new industry with an increasing number of market entrants; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team.For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Todd Steele, Chief Financial Officer
323-330-9900
tsteele@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum / Allyson Pooley
Integrated Corporate Relations, Inc.
310-954-1100
agreenebaum@icrinc.com / apooley@icrinc.com